Exhibit 5.1

10 August 2026

Damora Therapeutics, Inc.

c/o Walkers Corporate Limited

190 Elgin Avenue

George Town

Grand Cayman KY1-9008

Cayman Islands

Dear Addressee

DAMORA THERAPEUTICS, INC.

We have acted as Cayman Islands legal advisers to Damora Therapeutics, Inc. (the “Company”), which, prior to its registration by way of continuation as an exempted company limited by shares under the Companies Act (as amended) of the Cayman Islands (the “Companies Act”) on 16 July 2026 (the “Redomestication”), was a corporation incorporated under the laws of the State of Delaware (the “Prior Jurisdiction”). We have been asked to provide this legal opinion to you with regards to the laws of the Cayman Islands in connection with Post-Effective Amendment No. 1 on Form S-8 to be filed by the Company with the United States Securities and Exchange Commission pursuant to Rule 414(d) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) (including all supplements and amendments thereto, the “Registration Statement”), by which the Company, as successor to Damora Therapeutics, Inc., a Delaware corporation, expressly adopts as its own the registration statements on Form S-8 bearing Registration Nos. 333-249852, 333-254805, 333-262823, 333-270380, 333-277792, 333-285920, 333-292564 and 333-294492, which registration statements relate in aggregate to up to:

1.

9,299,832 ordinary shares with a par value of US$0.00001 per share in the capital of the Company (“Ordinary Shares”) issuable under the Damora Therapeutics, Inc. 2026 Equity Incentive Plan (as amended and restated, the “2026 EI Plan”) (the “2026 EI Plan Shares”);

2.	619,989 Ordinary Shares issuable under the Damora Therapeutics, Inc. 2026 Employee Stock Purchase Plan (as amended and restated, the “2026 SP Plan”) (the “2026 SP Plan Shares”);

3.	434,508 Ordinary Shares issuable under the Damora Therapeutics, Inc. 2025 Equity Incentive Plan (as amended and restated, the “2025 Plan”) (the “2025 Plan Shares”);

4.	8,000,000 Ordinary Shares issuable under the Damora Therapeutics, Inc. 2022 Inducement Plan (as amended and restated, the “Inducement Plan”) (the “Inducement Plan Shares”);

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

5.

100,497 Ordinary Shares issuable under the Damora Therapeutics, Inc. 2020 Stock Option and Grant Plan (as amended and restated, the “Stock Option and Grant Plan”) (the “Stock Option and Grant Plan Shares”); and

6.

337,461 Ordinary Shares issuable under the Damora Therapeutics, Inc. 2020 Equity Incentive Plan (as amended and restated, the “Equity I Plan”, and together with the 2026 EI Plan, 2026 SP Plan, 2025 Plan, Inducement Plan, Stock Option and Grant Plan, the “Plans”) (the “Equity I Plan Shares”, and together with the 2026 EI Plan Shares, 2026 SP Plan Shares, 2025 Plan Shares, Inducement Plan Shares, Stock Option and Grant Plan Shares, the “Shares”).

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.

The Company is an exempted company registered by way of continuation with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the “Registrar”).

2.

The Shares have been duly authorised by all necessary corporate action of the Company and, upon the issue of the Shares (by the entry of the name of the registered owner thereof in the register of members of the Company confirming that such Shares have been issued credited as fully paid), delivery and payment therefor by the purchaser in accordance with the Memorandum and Articles of Association (as defined in Schedule 1) and the Plans in the manner contemplated by the Registration Statement, the Shares will be validly created, legally issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holder thereof by the Company).

This opinion is given based upon the following assumptions:

1.

All necessary actions were taken under the applicable U.S. laws to authorise and permit the Redomestication, and any and all consents, approvals and authorisations from the applicable U.S. governmental and regulatory authorities required to authorise and permit the Redomestication were obtained.

2.	The laws of the Prior Jurisdiction permitted the transfer out of the Company in the manner provided in Part 12 of the Companies Act and have been fully complied with.

3.	No provision of any law or regulation applicable in the Prior Jurisdiction (or elsewhere) was breached by virtue of the transfer by way of continuation of the Company to the Cayman Islands.

4.

All necessary actions were taken under the applicable U.S. laws to authorise the Plans and permit the issuance of the Shares, and any and all consents, approvals and authorisations required to authorise the Plans and permit the issuance of the Shares were obtained.

5.

The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the documents reviewed are genuine and are those of a person or persons given power to execute the documents under the Resolutions (as defined in Schedule 1). All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals.

6.	The Memorandum and Articles of Association reviewed by us will be the memorandum and articles of association of the Company in effect upon the issuance of the Shares.

7.	The accuracy and completeness of all factual representations made in the Registration Statement and all other documents reviewed by us.

8.

The Company will receive consideration in money or money’s worth for each Share offered by the Company when issued at the agreed issue price as per the terms of the Registration Statement, such price in any event not being less than the stated par or nominal value of each Share.

9.

There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by issuance and allotment of the Shares and, insofar as any obligation expressed to be incurred under any of the documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

10.	The Company Records are complete and accurate and all matters required by law and the Memorandum and Articles of Association to be recorded therein are completely and accurately so recorded.

11.	On the date of issuance of the Shares, the Company has, or will have, sufficient authorised and unissued share capital.

12.

The Resolutions are and shall remain in full force and effect and have not been and will not be rescinded or amended. As applicable, the Resolutions were either (a) duly adopted at duly convened meetings of the Board of Directors and such meetings were held and conducted in accordance with the Memorandum and Articles of Association or constitutional documents and governing law of the Company in force at the relevant time, or (b) duly executed by or on behalf of each director or committee member and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed and were adopted in accordance with the Memorandum and Articles of Association or constitutional documents and governing law of the Company in force at the relevant time.

13.

The Registration Statement and the Plans conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such documents.

14.

Each of the Registration Statement and each Plan (including each award agreement issued pursuant thereto) will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue of the Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than the laws of the Cayman Islands).

15.	All preconditions to the issue of the Shares under the terms of the Plans will be satisfied or duly waived prior to the issue of the Shares and there will be no breach of the terms of the Plans.

16.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect any of the opinions set forth above.

We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

Our opinion as to the good standing of the Company is based solely upon receipt of the Certificate of Good Standing (as defined in Schedule 1) issued by the Registrar. The Company shall be deemed to be in good standing under Section 200A of the Companies Act on the date of issue of the Certificate of Good Standing if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ Walkers (Cayman) LLP

Walkers (Cayman) LLP

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.

The Certificate of Registration By Way of Continuation of the Company dated 16 July 2026, the Memorandum and Articles of Association of the Company adopted by special resolution on 9 February 2026 and effective as of 16 July 2026 (the “Memorandum and Articles of Association”) and each of the Register of Directors, Register of Officers and Register of Mortgages and Charges of the Company (together, the “Company Records”).

2.	The Cayman Online Registry Information System (CORIS), the Cayman Islands’ General Registry’s online database, searched on 7 August 2026.

3.	A Certificate of Good Standing dated 7 August 2026 in respect of the Company issued by the Registrar (the “Certificate of Good Standing”).

4.	Copies of the resolutions of the Board of Directors of the Company approving, among other things, the Registration Statement and the Plans, including, without limitation, copies of:

a.	the written consent of the Board of Directors of the Company dated 6 August 2026;

b.	the written consent of the Board of Directors of the Company dated 16 July 2026;

c.	the written consent of the Compensation Committee of the Board of Directors of the Company dated 27 May 2026;

d.	the written consent of the Compensation Committee of the Board of Directors of the Company dated 25 April 2026;

e.	the written consent of the Board of Directors of the Company dated 13 December 2025;

f.	the minutes of a meeting of the Board of Directors of the Company held on 7 November 2025;

g.	the written consent of the Compensation Committee of the Board of Directors of the Company dated 14 December 2023;

h.	the minutes of a meeting of the Board of Directors of the Company held on 17 November 2022;

i.	the minutes of a meeting of the Compensation Committee of the Board of Directors of the Company held on 16 November 2022;

j.	the written consent of the Board of Directors of the Company dated 20 October 2020; and

k.	the minutes of a meeting of the Board of Directors of the Company held on 7 October 2020,

(altogether, the “Resolutions”).

5.	The Registration Statement.

6.	The Plans.

7.	Such other documents as we have deemed necessary to render the opinions set forth herein.